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RSL Communications Completes High Yield Debt Offering

HAMILTON, Bermuda--Feb. 25, 1998--RSL Communications Ltd. (NASDAQ:RSLCF) announced that it has completed its offering of $200 million principal amount of Senior Notes due 2008, bearing interest at 9.125 percent, and $328 million principal amount at maturity (with proceeds to the company of $200 million) of Senior Discount Notes due 2008, with a yield of 10.125 percent and no interest payments until 2003.

The offering is subject to customary closing conditions and is expected to close on Feb. 27, 1998.

The notes have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The proceeds of the offering will be used by the company for (i) working capital purposes relating to the expansion of the company's operations, (ii) strategic merger and acquisition activities, including certain potential acquisitions which the company is currently pursuing, (iii) the purchase of additional interests in cable systems and additional transmission and switching equipment and (iv) the funding of the company's operating losses.


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